FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

•	Q2 Net Income of $42 Million, or $0.11 Per Share

•	Company Remains on Track for Full-Year Profitability

•	32% Increase in Net New Orders to 5,578 Homes Realized from 7% Fewer Communities

•	Adjusted Gross Margin of 20.3% Increased 320 Basis Points from Prior Year and 160 Basis Points from Q1 2012

•	Unit Backlog Up 31% to 7,560 Homes Valued at $2.2 Billion

•	Quarter-End Cash of $1.4 Billion, an Increase of $96 Million from Q1 2012

Bloomfield Hills, MI, July 26, 2012 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2012. For the quarter, the Company reported net income of $42 million, or $0.11 per share, inclusive of land and restructuring charges totaling $8 million, or $0.02 per share. In the prior year, the Company reported a net loss of $55 million, or $0.15 per share, inclusive of $41 million, or $0.11 per share, of land, mortgage, restructuring and debt repurchase charges.

“Our second quarter results showed significant gains as homebuilding operating margins expanded by more than 600 basis points, net income improved by $98 million and we continued to benefit from our strategic pricing strategies, improved construction efficiencies and further reductions in finished spec home inventory,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “Ongoing success in the execution of our value creation initiatives, combined with a recovery in new home demand, contributed to gains in overall operating results allowing PulteGroup to realize second quarter profitability and post its strongest financial performance in over five years.”

“Consistent with our focus on capital discipline, PulteGroup's 32% increase in second quarter signups were generated from 7% fewer communities. By using our existing land assets more efficiently, allocating capital more effectively and managing finished spec inventory more tightly, we continue to position the Company to deliver improved long-term returns.”

Mr. Dugas added, “With each passing quarter, we grow more confident that new home demand has found its footing and is moving along a path toward a gradual recovery. Within this environment, we remain focused on strengthening our local market positions while continuing to implement initiatives designed to increase revenues, expand margins, improve overhead leverage and allocate capital more effectively.”

Second Quarter Results

Revenue from home sales in the second quarter increased 14% from the prior year to $1.0 billion. Higher revenue for the period was driven by an 8% increase in average selling price to $268,000, combined with a 5% increase in closings to 3,816 homes.

For the quarter, the Company's homebuilding operations generated pretax income of $24 million, compared with a pretax loss of $37 million for the same period last year. Excluding capitalized interest expense and land-related charges, home sale gross margin for the quarter was 20.3%, an increase of 320 basis points from the prior year and 160 basis points compared with the first quarter of 2012. PulteGroup's second quarter margins benefitted from a favorable mix of home closings and improved pricing, as well as from the Company's value creation initiatives which are focused on capturing greater construction efficiencies and strategic pricing opportunities.

Homebuilding SG&A expense for the quarter decreased 10% to $124 million, or 12.1% of homebuilding revenue. SG&A for the prior year period was $138 million, inclusive of $5 million of restructuring costs, or 15.4% of homebuilding revenue.

Net new orders for the second quarter were 5,578, which is an increase of 32% over the prior year and a sequential gain of 12% from the first quarter of 2012. The year-over-year increase in signups was generated from 7% fewer communities. On a unit basis, PulteGroup's quarter-end backlog was up 31% to 7,560 homes with a value of $2.2 billion, compared with a prior year backlog of 5,777 homes with a value of $1.6 billion.

The Company's financial services operations reported second quarter pretax income of $16 million, compared with a prior year pretax loss of $17 million. Prior year results included a charge of $19 million related to potential loan repurchase obligations. For the quarter, the Company's financial services operations benefitted from increased loan originations and favorable market conditions which drove higher gains on mortgage sales. Mortgage capture rate for the quarter was 82% compared with 77% for the same quarter last year.

    A conference call discussing PulteGroup's second quarter 2012 results is scheduled for Thursday, July 26, 2012, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Homebuilding
Home sale revenues	$1,024,405	$899,763	$1,838,191	$1,682,234
Land sale revenues	8,749	5,068	47,147	6,364
	1,033,154	904,831	1,885,338	1,688,598
Financial Services	36,251	22,381	65,103	43,816
Total revenues	1,069,405	927,212	1,950,441	1,732,414

Homebuilding Cost of Revenues:
Home sale cost of revenues	869,379	789,678	1,581,545	1,474,708
Land sale cost of revenues	7,611	3,787	41,008	4,717
	876,990	793,465	1,622,553	1,479,425

Financial Services expenses	20,327	39,053	42,336	59,526
Selling, general, and administrative expenses	124,186	138,380	247,500	280,826
Other expense (income), net	10,498	11,668	17,117	15,578
Interest income	(1,164)	(1,145)	(2,363)	(2,582)
Interest expense	198	317	415	668
Equity in (earnings) loss of unconsolidated entities	(1,556)	(1,193)	(3,552)	(2,302)
Income (loss) before income taxes	39,926	(53,333)	26,435	(98,725)
Income tax expense (benefit)	(2,510)	2,052	(4,335)	(3,814)
Net income (loss)	$42,436	$(55,385)	$30,770	$(94,911)

Net income (loss) per share:
Basic	$0.11	$(0.15)	$0.08	$(0.25)
Diluted	$0.11	$(0.15)	$0.08	$(0.25)

Number of shares used in calculation:
Basic	380,655	379,781	380,579	379,663
Effect of dilutive securities	1,548	—	1,446	—
Diluted	382,203	379,781	382,025	379,663

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	June 30, 2012	December 31, 2011

ASSETS

Cash and equivalents	$1,310,478	$1,083,071
Restricted cash	86,795	101,860
House and land inventory	4,551,893	4,636,468
Land held for sale	139,346	135,307
Land, not owned, under option agreements	10,482	24,905
Residential mortgage loans available-for-sale	234,334	258,075
Investments in unconsolidated entities	31,576	35,988
Income taxes receivable	28,897	27,154
Other assets	403,226	420,444
Intangible assets, net	155,798	162,348
	$6,952,825	$6,885,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$214,254	$196,447
Customer deposits	117,320	46,960
Accrued and other liabilities	1,340,179	1,411,941
Income tax liabilities	212,477	203,313
Senior notes	3,093,548	3,088,344
Total liabilities	4,977,778	4,947,005

Shareholders' equity	1,975,047	1,938,615

	$6,952,825	$6,885,620

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$30,770	$(94,911)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	9,218	7,486
Depreciation and amortization	14,828	16,973
Stock-based compensation expense	8,886	11,405
Equity in (earnings) loss of unconsolidated entities	(3,552)	(2,302)
Distributions of earnings from unconsolidated entities	5,782	440
Loss on debt repurchases	—	3,537
Other, net	850	1,156
Increase (decrease) in cash due to:
Restricted cash	(1,215)	307
Inventories	72,222	(180,964)
Residential mortgage loans available-for-sale	23,768	27,590
Other assets	12,020	93,699
Accounts payable, accrued and other liabilities	28,799	(101,337)
Income tax liabilities	9,164	(2,406)
Net cash provided by (used in) operating activities	211,540	(219,327)
Cash flows from investing activities:
Distributions from unconsolidated entities	2,696	3,856
Investments in unconsolidated entities	(858)	(3,184)
Net change in loans held for investment	627	519
Change in restricted cash related to letters of credit	16,280	(103,940)
Proceeds from the sale of fixed assets	4,627	9,178
Capital expenditures	(6,997)	(10,848)
Net cash provided by (used in) investing activities	16,375	(104,419)
Cash flows from financing activities:
Borrowings (repayments) under credit arrangements	400	(68,831)
Stock repurchases	(908)	(1,956)
Net cash provided by (used in) financing activities	(508)	(70,787)
Net increase (decrease) in cash and equivalents	227,407	(394,533)
Cash and equivalents at beginning of period	1,083,071	1,483,390
Cash and equivalents at end of period	$1,310,478	$1,088,857

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(5,840)	$(5,915)
Income taxes paid (refunded), net	$(11,756)	$(3,851)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
HOMEBUILDING:
Home sale revenues	$1,024,405	$899,763	$1,838,191	$1,682,234
Land sale revenues	8,749	5,068	47,147	6,364
Total Homebuilding revenues	1,033,154	904,831	1,885,338	1,688,598

Home sale cost of revenues	869,379	789,678	1,581,545	1,474,708
Land sale cost of revenues	7,611	3,787	41,008	4,717
Selling, general, and administrative expenses	124,186	138,380	247,500	280,826
Equity in (earnings) loss of unconsolidated entities	(1,493)	(1,164)	(3,471)	(2,262)
Other expense (income), net	10,498	11,668	17,117	15,578
Interest income, net	(966)	(828)	(1,948)	(1,914)
Income (loss) before income taxes	$23,939	$(36,690)	$3,587	$(83,055)

FINANCIAL SERVICES:
Income (loss) before income taxes	$15,987	$(16,643)	$22,848	$(15,670)

CONSOLIDATED:
Income (loss) before income taxes	$39,926	$(53,333)	$26,435	$(98,725)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Home sale revenues	$1,024,405	$899,763	$1,838,191	$1,682,234

Closings - units
Northeast	416	368	768	716
Southeast	673	699	1,208	1,288
Florida	569	542	1,045	1,034
Texas	862	847	1,561	1,542
North	663	622	1,194	1,116
Southwest	633	555	1,157	1,078
	3,816	3,633	6,933	6,774
Average selling price	$268	$248	$265	$248

Net new orders - units
Northeast	614	506	1,167	988
Southeast	823	735	1,597	1,483
Florida	700	629	1,468	1,365
Texas	1,125	858	2,234	1,906
North	1,064	758	1,933	1,416
Southwest	1,252	736	2,170	1,409
	5,578	4,222	10,569	8,567
Net new orders - dollars (a)	$1,605,073	$1,115,490	$2,945,050	$2,209,124

			June 30,
			2012	2011
Unit backlog
Northeast			824	828
Southeast			991	926
Florida			1,081	926
Texas			1,498	1,238
North			1,448	953
Southwest			1,718	906
			7,560	5,777
Dollars in backlog			$2,166,508	$1,583,452

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
MORTGAGE ORIGINATIONS:
Origination volume	2,603	2,217	4,624	4,082
Origination principal	$566,856	$435,921	$996,321	$813,893
Capture rate	82.2%	76.7%	80.5%	76.6%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Interest in inventory, beginning of period	$359,205	$344,754	$355,068	$323,379
Interest capitalized	51,316	55,946	102,639	112,137
Interest expensed	(52,070)	(41,894)	(99,256)	(76,710)
Interest in inventory, end of period	$358,451	$358,806	$358,451	$358,806
Interest incurred	$51,316	$55,946	$102,639	$112,137

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	June 30, 2012	March 30, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Home sale revenues	$1,024,405	$813,786	$1,167,141	$1,101,368	$899,763
Home sale cost of revenues	869,379	712,166	1,021,873	947,817	789,678
Home sale gross margin	155,026	101,620	145,268	153,551	110,085
Add:
Impairments (a)	633	3,700	7,885	526	2,046
Capitalized interest amortization (a)	52,070	47,186	63,979	48,693	41,894
Adjusted home sale gross margin	$207,729	$152,506	$217,132	$202,770	$154,025

Home sale gross margin as a percentage of home sale revenues	15.1%	12.5%	12.4%	13.9%	12.2%

Adjusted home sale gross margin as a percentage of home sale revenues	20.3%	18.7%	18.6%	18.4%	17.1%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.